Exhibit 99.1

For Release:  4:01 p.m. Eastern, March 14, 2013

MOLYCORP REPORTS FISCAL YEAR 2012 RESULTS

HIGHLIGHTS:

•
In 2012, the Company transitioned from a development stage company to a vertically integrated global producer of advanced rare earth materials, with full-year revenues of $528.9 million, a 33% increase over the prior year (including approximately six months of revenue from newly acquired Neo Material Technologies, now known as Molycorp Canada). Fourth quarter 2012 revenues were $134.3 million, a 1% year-over-year increase and a 35% decrease from the previous quarter.

•
For the full year, the Company reported a net loss of $4.31 per share, which includes a goodwill impairment charge of $258.3 million and an impairment charge of other long-lived assets of $11.9 million. These impairment charges, combined, comprised approximately $2.51 per share of the total net loss. The Company reported a loss of $0.37 per share for the full year on an adjusted non-GAAP basis, taking into account operational expansion items, out-of-ordinary business expenses, and certain non-cash items.

•
All key production assets at the Company's new Mountain Pass Rare Earth Facility are now operational and ramping up to the facility's initial annual run rate of 19,050 metric tons ("mt") of rare earth oxides ("REO") equivalent expected by mid-year 2013.

Greenwood Village, CO (March 14, 2013, 4:01 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP) (“Molycorp” or the “Company”) today announced financial and operating results for the full fiscal year and fourth quarter 2012.

FULL YEAR 2012 RESULTS

The Company reported consolidated net revenues of $528.9 million during 2012, a 33% increase over the full year 2011, including approximately six months of revenues from newly acquired Molycorp Canada assets. The Company sold 9,223 mt of product across its business segments, net of intercompany sales, at an average sales price, or ASP, of $57.35 per kilogram and generated a gross profit of $17.3 million in 2012, as compared to $218.9 million during the prior year. Gross profit decreased from the prior year as a result of significantly lower pricing and increased production costs, offset in part by increased volumes and the partial-year inclusion of Molycorp Canada.

Molycorp reported a loss attributable to common stockholders of $460.9 million, or a loss of $4.31 per share. Earnings decreased substantially from the prior year as a result of lower selling prices, increased costs, and large long-lived assets impairment charges, offset in part by increased volumes and expanded product offerings. Adjusted loss per share of $0.37 in fiscal 2012 eliminates the effect of operational expansion items, out-of-ordinary business expenses, and certain other non-cash items.

The majority of the long-lived assets impairment charges were determined as a result of the Company testing the recoverability of its goodwill and other intangible assets, for which it recorded a total impairment charge of approximately $264.3 million in the fourth quarter of 2012. Circumstances that negatively affected the Company's fair value estimate of the reporting units where goodwill was impaired included: a longer-than-anticipated soft pricing environment for rare earths and certain rare metals; loss of some end markets due to high rare earths prices in 2011 not returning to lower levels as quickly as anticipated; stalled growth for some new bonded magnet applications due to a peak in neodymium prices in 2011; and delays in ramping up its Molycorp Mountain Pass facility that deferred the Company's ability to enter into longer-term contracts. Circumstances leading to the impairment of other intangible assets included lower margins forecast due to certain patents expiration in 2014. The goodwill and other intangible assets impaired were substantially derived from the Molycorp Canada acquisition.
Year-over-year comparisons of the Company's operating results during 2012, 2011, and 2010 are significantly affected by the Molycorp Canada acquisition on June 11, 2012, the Molycorp Silmet acquisition on April 1, 2011, and the Molycorp Metals and Alloys acquisition on April 15, 2011.

"The economics of our model of vertical integration on a global basis remain strong,” said Molycorp President and CEO Constantine Karayannopoulos. “During 2012, we reported strong top-line performance and improved our market share in several areas. We are now sharpening our focus on building greater value for our shareholders. With continuing discipline and a strong focus on cost containment, we expect to continue to execute on our business plan and set the course for an improved balance sheet.”

“Our fundamental strategy going forward is to return confidence to rare earth customers through supply security and price visibility,” Karayannopoulos added. “We are focusing on fueling the growth engine of our value-added processing assets in Molycorp Canada with low-cost, high volume production from our world-class Mountain Pass resource. That means we must complete our current production ramp at Mountain Pass and bring it to full-scale commercial run rates; instill greater discipline and accountability across the Company; improve performance across all business units; and make sure we achieve our cost savings and capital reduction goals.”

FOURTH QUARTER 2012 RESULTS

The Company reported consolidated net revenue of $134.3 million during the fourth quarter 2012, a 1% year-over-year increase and a 35% decrease compared to the previous quarter.

In the fourth quarter of 2012, the Company sold 3,102 mt of product across its business segments, net of intercompany sales, at an ASP of $43.28 per kilogram realizing a gross loss of $20.5 million, compared to a gross profit of $70.3 million in the prior-year period and a gross profit of $10.9 million in the prior quarter. Gross profit decreased from the prior-year period due to lower pricing and increased costs of sales related to abnormal costs associated with lower production and inventory write-downs.

Molycorp reported a loss attributable to common stockholders of $362.4 million, or a loss of $2.91 per share. Earnings decreased substantially from the prior year as a result of lower selling prices, increased costs and large impairment charges, offset in part by increased volumes and expanded product offerings. Adjusted loss per share of $0.45 in the fourth quarter of 2012 eliminates the effects of operational expansion items, out-of-ordinary business expenses, and certain other non-cash items.

LIQUIDITY / CAPITAL REQUIREMENTS

The Company had negative cash flows from operating activities of $89.6 million during the year, and had $227.8 million in cash and cash equivalents on hand as of December 31, 2012. Subsequent to the year-end, the Company received $414.2 million, net of underwriting discounts and commissions, in the aggregate from a common stock offering and a convertible notes offering.

During the full year 2012, Molycorp's cash capital expenditures were $791.5 million. For the full year 2013, the Company estimates that it will incur cash capital expenditures of up to $450 million, which includes capital related accounts payable of $162.2 million. Approximately $60 million of this anticipated cash capital expenditure related to further capacity expansion of the Molycorp Mountain Pass facility may be considered discretionary. As such, the Company may elect to defer this discretionary portion.

OUTLOOK

The Company expects its financial performance for the first half of 2013 is likely to be slightly weaker than the third and fourth quarters of 2012. This is due to typical seasonality resulting in slow global rare earth sales in the first quarter combined with the expectation that its Mountain Pass Facility will not achieve full-scale commercial production until mid-year 2013.

However, the Company expects global supply and demand for rare earth oxides will approach a healthier balance during 2013, and pricing within many key applications of rare earths will be beneficial to both customers and suppliers. The Company's 2013 demand forecasts are relatively robust for the following downstream markets: automotive catalysts, fluid cracking catalysts, and the automotive and small battery sectors. Weaker or negative near-term growth is forecast in the multi-layer ceramic capacitor, glass polishing, and neodymium-iron-boron ("NdFeB") magnet sectors.

With regard to NdFeB magnets, the Company is cautiously optimistic about the potential for its new MQ2 magnetic materials product line, which has demonstrated a superior retention of magnetic flux at elevated temperatures without the need for additional dysprosium or terbium, relatively high-priced and scarce “heavy” rare earths.

CONFERENCE CALL TODAY AT 4:30 P.M. EASTERN

Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EST, hosted by Constantine Karayannopoulos, President and Chief Executive Officer, and Michael Doolan, Executive Vice President and Chief Financial Officer. Investors interested in participating in the live call from the U.S. should dial +1 (866) 831-6162 and reference passcode number 64941332. Those calling from outside the U.S. should dial +1 (617) 213-8852 and use the same confirmation number.

There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company's website at www.molycorp.com/investors. The webcast will be archived on the website. A powerpoint presentation that will be broadcast live via webcast during the conference call will be made available on the website following the call.

NON-GAAP ADJUSTED NET LOSS

Adjusted EPS is a non-GAAP measure that excludes certain non-cash items and other out-of-ordinary operational and business expansion items. The Company's management believes adjusting out these items, including but not limited to purchase accounting adjustments, stock-based compensation, out-of-ordinary expenses/income, asset impairment charges, and other miscellaneous charges, is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Management believes adjusted EPS is an indication of the Company's base-line performance. Exclusion of these items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

# # #

FOR MORE INFORMATION:
 Company Contacts:

Jim Sims, +1 (303) 843-8062
Vice President Corporate Communications
Jim.Sims@Molycorp.com

Brian Blackman, +1 (303) 843-8067
Senior Manager, Investor Relations
Brian.Blackman@Molycorp.com

FINANCIAL STATEMENTS AND SUPPLEMENTARY TABLES

TABLE 1: BALANCE SHEETS

MOLYCORP, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$227,790	$418,855
Trade accounts receivable, net	52,430	70,679
Inventory	287,376	111,943
Deferred charges	9,412	7,318
Deferred tax assets	9,789	—
Income tax receivable	25,087	10,514
Prepaid expenses and other current assets	21,794	19,735
Total current assets	633,678	639,044
Non-current assets:
Deposits	26,769	23,286
Property, plant and equipment, net	1,544,304	561,628
Inventory	26,096	4,362
Intangible assets, net	450,938	3,072
Investments	65,126	20,000
Deferred tax assets	1,083	—
Goodwill	239,742	3,432
Other non-current assets	6,972	301
Total non-current assets	2,361,030	616,081
Total assets	$2,994,708	$1,255,125
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$241,994	$161,587
Accrued expenses	59,013	12,898
Income tax payable	15,267	—
Deferred tax liabilities	—	1,356
Debt and capital lease obligations	39,604	1,516
Other current liabilities	3,539	1,266
Total current liabilities	359,417	178,623
Non-current liabilities:
Asset retirement obligation	18,586	15,145
Deferred tax liabilities	166,215	18,899
Debt and capital lease obligations	1,188,832	196,545
Derivative liability	7,816	—
Pension liabilities	3,292	—
Other non-current liabilities	2,659	683
Total non-current liabilities	1,387,400	231,272
Total liabilities	$1,746,817	$409,895

	December 31, 2012	December 31, 2011
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at December 31, 2012	139	84
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2012	2	2
Additional paid-in capital	1,680,838	838,547
Accumulated other comprehensive loss	(9,433)	(8,481)
(Deficit) retained earnings	(434,476)	15,078
Total Molycorp stockholders’ equity	1,237,070	845,230
Noncontrolling interests	10,821	—
Total stockholders’ equity	1,247,891	845,230
Total liabilities and stockholders’ equity	$2,994,708	$1,255,125

TABLE 2: INCOME STATEMENTS

MOLYCORP, INC.
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues	$528,910	$396,831	$35,157
Costs of sales:
Costs excluding depreciation and amortization	(480,655)	(164,351)	(28,797)
Depreciation and amortization	(30,910)	(13,539)	(5,694)
Gross profit	17,345	218,941	666
Operating expenses:
Selling, general and administrative	(113,669)	(50,757)	(45,175)
Corporate development	(19,796)	(5,912)	—
Depreciation, amortization and accretion	(22,215)	(1,688)	(1,231)
Research and development	(27,796)	(7,718)	(2,338)
Impairment of goodwill and other long-lived assets	(270,140)	—	(3,100)
Operating (loss) income	(436,271)	152,866	(51,178)
Other (expense) income:
Other (expense) income	(38,798)	(153)	155
Foreign exchange gain (loss), net	2,872	(5,415)	—
Interest (expense) income, net of capitalized interest	(22,116)	(388)	249
	(58,042)	(5,956)	404
(Loss) income before income taxes and equity earnings	(494,313)	146,910	(50,774)
Income tax benefit (expense)	54,075	(28,576)	—
Equity in results of affiliates	(3,490)	—	—
Net (loss) income	(443,728)	118,334	(50,774)
Net income attributable to noncontrolling interest	(5,826)	(808)	—
Net (loss) income attributable to Molycorp stockholders	$(449,554)	$117,526	$(50,774)

Net (loss) income	$(443,728)	$118,334	$(50,774)
Other comprehensive income:
Foreign currency translation adjustments	(952)	(8,481)	—
Comprehensive (loss) income	$(444,680)	$109,853	$(50,774)
Comprehensive (loss) income attributable to:
Molycorp stockholders	(438,854)	109,468	(50,774)
Noncontrolling interest	(5,826)	385	—
	$(444,680)	$109,853	$(50,774)
(Loss) income per share of common stock:
Basic	$(4.31)	$1.29	$(0.81)
Diluted	$(4.31)	$1.27	$(0.81)

TABLE 3: STATEMENTS OF CASH FLOWS

MOLYCORP, INC
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(443,728)	$118,334	$(50,774)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation, amortization and accretion	53,125	15,227	6,927
Deferred income tax benefit	(23,563)	2,924	—
Inventory write-downs	83,039	3,776	3,473
Release of inventory step-up value	24,729	10,200	—
Impairment of goodwill	258,278	—	—
Impairment of other long-lived assets	11,862	—	—
Stock-based compensation expense	3,434	4,671	28,739
Amortization of debt discount	2,544	674	—
Allowance for doubtful accounts	2,556	—	—
Foreign exchange loss	1,988	5,415	—
Other operating adjustments	(4,019)	1,933	3,055
Net change in operating assets and liabilities	(59,880)	(120,189)	(20,137)
Net cash (used in) provided by operating activities	(89,635)	42,965	(28,717)
Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(591,011)	(30,023)	—
Investment in joint ventures	(33,044)	—	—
Deposits	(3,999)	2,897	(26,200)
Cash paid to acquire non-marketable securities	—	(20,000)	—
Capital expenditures	(791,469)	(302,180)	(33,129)
Acquisition of exploration rights	(8,167)	—	—
Other investing activities	4,761	(84)	(102)
Net cash used in investing activities	(1,422,929)	(349,390)	(59,431)
Cash flows from financing activities:
Capital contributions	390,093	—	15,000
Repayments of short-term borrowings—related party	—	(3,150)	(1,107)
Repayments of debt	(228,708)	(4,428)	—
Net proceeds from sale of preferred stock	—	199,642	—
Net proceeds from sale of common stock	132,130	—	378,633
Issuance of 10% Senior Secured Notes	635,373	—	—
Issuance of 6.00% Convertible Notes	395,712	—	—
Issuance of 3.25% Convertible Notes	—	223,100	—
Payments of preferred dividends	(11,385)	(9,015)	—
Dividend paid to noncontrolling interests	(5,977)	—	—
Proceeds from debt	14,699	5,131	—
Proceeds from short-term borrowings—related party	—	—	5,008
Other financing activities	(1,554)	—	115
Net cash provided by financing activities	1,320,383	411,280	397,649
Effect of exchange rate changes on cash	1,116	(2,430)	—
Net change in cash and cash equivalents	(191,065)	102,425	309,501
Cash and cash equivalents at beginning of the period	418,855	316,430	6,929
Cash and cash equivalents at end of period	$227,790	$418,855	$316,430

TABLE 4: SEGMENT INFORMATION

Year ended December 31, 2012	Resources	Chemicals and Oxides	Magnetic Materials and Alloys	Rare Metals	Eliminations(a)	Corporate and other(b)	Total Molycorp, Inc.
Revenues:	(In thousands)
External	$88,870	$181,849	$179,335	$78,856	$—		$528,910
Intersegment	7,256	25,717	—	—	(32,973)		—
Total sales	$96,126	$207,566	$179,335	$78,856	$(32,973)		$528,910

Depreciation, amortization and accretion	$(13,991)	$(13,110)	$(19,737)	$(6,154)	$—	$(133)	$(53,125)

Operating (loss) income	$(70,220)	$(174,927)	$(108,827)	$(21,641)	$24,803	$(85,459)	$(436,271)

(Loss) income before income taxes and equity earnings	$(70,469)	$(173,962)	$(110,265)	$(21,151)	$24,803	$(143,269)	$(494,313)

Total assets at December 31, 2012	$1,772,760	$646,316	$607,660	$116,339	$(186,371)	$38,004	$2,994,708

Capital expenditures (c)	$814,054	$10,910	$5,614	$10,750	$—	$1,733	$843,061

Year ended December 31, 2011	Resources	Chemicals and Oxides	Magnetic Materials and Alloys	Rare Metals	Eliminations(a)	Corporate and other(b)	Total Molycorp, Inc.
Revenues:	(In thousands)
External	$253,563	$40,216	$56,772	$46,280	$—		$396,831
Intersegment	55,155	13,902	—	—	(69,057)		—
Total sales	$308,718	$54,118	$56,772	$46,280	$(69,057)		$396,831

Depreciation, amortization and accretion	$(10,553)	$(1,958)	$(236)	$(2,449)	$—	$(31)	$(15,227)

Operating income (loss)	$218,549	$8,700	$2,331	$2,131	$(27,443)	$(51,402)	$152,866

Income (loss) before income taxes	$218,391	$5,785	$2,336	$(634)	$(27,443)	$(51,525)	$146,910

Total assets at December 31, 2011	$824,712	$46,368	$30,061	$71,634	$(143,730)	$426,080	$1,255,125

Capital expenditures (c)	$401,047	$8,170	$—	$—	$—	$—	$409,217

(a)
The net elimination in operating results includes costs of sales eliminations of $57,776 and $41,614 for the year ended December 31, 2012 and 2011, respectively, which consist of intercompany gross profits as well as eliminations of lower of cost or market adjustments related to intercompany inventory. The total assets elimination is comprised primarily of intercompany investments and intercompany accounts receivable and profits in inventory.

(b)
Corporate loss before income taxes and equity earnings includes business development costs, personnel and related costs, including stock-based compensation expense, accounting and legal fees, occupancy expense, information technology costs and interest expense. Other consists of nominal expenses incurred by the sales office in Tokyo, Japan. Total corporate assets is comprised primarily of cash and cash equivalents and the investment in the sales office in Tokyo.

(c)	On an accrual basis excluding capitalized interest.

TABLE 5: EARNINGS (LOSS) PER SHARE

	Years Ended December 31,
(In thousands, except share and per share amounts)	2012	2011	2010
Net (loss) income attributable to Molycorp stockholders	$(449,554)	$117,526	$(50,774)
Dividends on Convertible Preferred Stock	(11,385)	(9,962)	—
(Loss) income attributable to common stockholders	(460,939)	107,564	(50,774)
Weighted average common shares outstanding—basic	107,064,892	83,454,221	62,332,054
Basic (loss) earnings per share	$(4.31)	$1.29	$(0.81)

(Loss) income attributable to common stockholders	$(460,939)	$107,564	$(50,774)
Effect of dilutive 3.25% Convertible Notes	—	413	—
(Loss) income attributable to common stockholders adjusted for effect of dilution	(460,939)	107,977	(50,774)
Weighted average common shares outstanding—diluted	107,064,892	85,220,017	62,332,054
Diluted (loss) earnings per share	$(4.31)	$1.27	$(0.81)

TABLE 6: PRODUCT REVENUES, VOLUMES, ASP

	Years Ended December 31,
Revenues (in thousands)	2012	2011
Resources (1)	$96,126	$308,718
Chemicals and Oxides (2)	207,566	54,118
Magnetic Materials and Alloys (3)	179,335	56,772
Rare Metals (4)	78,856	46,280
Intersegments eliminations	(32,973)	(69,057)
Total Net Revenues	$528,910	$396,831

	Years Ended December 31,
Volumes (in metric tons)	2012	2011
Resources	2,661	3,764
Chemicals and Oxides	4,631	1,177
Magnetic Materials and Alloys	3,115	578
Rare Metals	366	260
Intersegments eliminations	(1,550)	(1,564)

	Years Ended December 31,
ASP per kilogram	2012	2011
Resources	$36.12	$82.00
Chemicals and Oxides	$44.82	$45.00
Magnetic Materials and Alloys	$57.57	$98.20
Rare Metals	$215.45	$178.00
1. The Resources segment includes the Company's operations at its Molycorp Mountain Pass facility where it conducts rare earth minerals extraction to produce: rare earth concentrates; REO, including lanthanum, cerium, neodymium, praseodymium and yttrium; heavy rare earth concentrate, which includes samarium, europium, gadolinium, terbium, dysprosium, and others; and SorbXTM , a line of proprietary rare earth-based water treatment products, formerly known as XSORBX.

2. The Chemicals and Oxides division includes: production of REO at the Company's operations in Sillamäe, Estonia; separeted heavy rare earth oxides other custom engineered materials from the Company's facilities in Jiangyin, Jiangsu Province, China; and production of REO, salts of rare earth elements ("REEs"), zirconium-based engineered materials and mixed rare earth/zirconium oxides from the Company's facilities in Zibo, Shandong Province, China. Rare earth and zirconium applications from products made in this segment include catalytic converters, computers, television display panels, optical lenses, mobile phones, electronic chips, and many others.

3. The Magnetic Materials and Alloys segment includes: the production of Neo Powders™ through the Company's wholly-owned manufacturing facilities in Tianjin, China, and Korat, Thailand, under the Molycorp Magnequench brand. This operating segment also includes manufacturing of neodymium and samarium magnet alloys, other specialty alloy products and rare earth metals at the Molycorp Metals and Alloys ("MMA") facility, located in Tolleson, Arizona. Neo Powders™ are used in micro motors, precision motors, sensors, and other applications requiring high levels of magnetic strength, flexibility, small size, and reduced weight.

4. The Rare Metals segment produces, reclaims, refines and markets high value niche metals and their compounds that include gallium, indium, rhenium, tantalum, and niobium. Operations in this segment include the following: Quapaw, Oklahoma; Blanding, Utah; Peterborough, Ontario; Napanee, Ontario; Sagard, Germany; Hyeongok Industrial Zone in South Korea; and Sillamäe, Estonia. Applications from products made in this segment include wireless technologies, light-emitting diode ("LED"), flat panel display, turbine, solar, catalyst, steel additive, electronics applications, and others.

 TABLE 7: NON-GAAP ADJUSTED NET LOSS RECONCILIATION

Molycorp, Inc.
Non-GAAP financial measures
Adjusted Net Loss

(In thousands, except share and per share data)	December 31, 2012
	Year Ended	Quarter Ended
Net loss attributable to Molycorp stockholders	(449,554)	$(359,581)
Certain non-cash and other items:
Stock-based compensation	3,434	255
Inventory write-downs	83,039	41,957
Impact of purchase accounting on cost of inventory sold	24,729	(1,699)
Impairment of goodwill and other long-lived assets	270,140	266,400

Out of the ordinary items:
Water removal	22,100	10,874
Molycorp Mountain Pass non-capitalizable costs	16,973	2,401

Business Expansion items:
Due diligence and other transaction costs	64,973	286
Other business expansion expenses	8,956	588
Release of tax provision	(15,100)	—
Income tax effect of above adjustments	(57,517)	(14,196)
Adjusted net loss	(27,827)	(52,715)
Dividends on Convertible Preferred Stock	(11,385)	(2,846)
Adjusted net loss attributed to common stockholders	$(39,212)	$(55,561)
Weighted average shares outstanding	107,064,892	124,690,286
Adjusted net loss per share	$(0.37)	$(0.45)

ABOUT MOLYCORP

One of the world's leading manufacturers of custom engineered rare earth and rare metal products, Molycorp is vertically integrated from its world-class rare earth resource to its advanced downstream processing facilities. With 26 locations across 11 countries, the Company also produces rare earth magnetic materials through its Molycorp Magnequench subsidiary, including neodymium-iron-boron, or NdFeB, magnet powders, used to manufacture bonded NdFeB permanent rare earth magnets. Through its Intermetallics Japan joint venture with Daido Steel and the Mitsubishi Corporation, Molycorp manufactures next-generation, sintered NdFeB permanent rare earth magnets. Through its Molycorp Advanced Water Technologies subsidiary, the Company markets and sells its proprietary, cerium-based advanced water purification technology called SorbX™ for use in municipal and industrial wastewater treatment, recreational water, and pool and spa water treatment markets. For more information please visit www.molycorp.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that represent Molycorp's beliefs, projections and predictions about future events or Molycorp's future performance. Forward-looking statements can be identified by terminology such as "may," "will," "would," "could," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause Molycorp's actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: the potential need to secure additional capital to implement Molycorp's business plans, and Molycorp's ability to successfully secure any such capital; Molycorp's ability to complete its planned capital projects, such as its modernization and expansion efforts, including the achievement of an annual production rate of 19,050 metric tons at the Mountain Pass rare earth mine and processing facility, which management refers to as Project Phoenix Phase 1, and the second phase capacity expansion plan, which management refers to as Project Phoenix Phase 2, and reach full planned production rates for REO and other planned downstream products, in each case within the projected time frame; the success of Molycorp's cost mitigation efforts in connection with Project Phoenix, which if unsuccessful, might cause its costs to exceed budget; the final costs of Molycorp's planned capital projects, such as Project Phoenix Phase 1 and Project Phoenix Phase 2, which may differ from estimated costs; Molycorp's ability to successfully integrate Neo Material Technologies, Inc. (now Molycorp Canada), with its operations; Molycorp's ability to achieve fully the strategic and financial objectives related to the acquisition of Molycorp Canada, including the acquisition's impact on Molycorp's financial condition and results of operations; unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Molycorp Canada; and risks and uncertainties associated with intangible assets, including any future goodwill impairment charges. Also as a result of the Molycorp Canada acquisition, Molycorp's business performance may be materially affected by a number of other factors and uncertainties including, but not limited to: the rate of exchange of the U.S. dollar to the Canadian dollar, the Japanese yen, and the Chinese Renminbi; new products pricing; the competitive environment for these new products; unexpected actions of domestic and foreign governments; and various events which could disrupt operations, including natural events and other risks. Other risk factors and uncertainties that may cause actual results to differ materially from expected results include: uncertainties associated with Molycorp's reserve estimates and non-reserve deposit information, including estimated mine life and annual production; uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns, REO prices, production costs and other expenses for operations, which are subject to fluctuation; uncertainties regarding global supply and demand for rare earths materials; uncertainties regarding the results of Molycorp's exploratory drilling programs; Molycorp's ability to enter into additional definitive agreements with its customers and its ability to maintain customer relationships; Molycorp's sintered neodymium-iron-boron rare earth magnet joint venture's ability to successfully manufacture magnets within its expected timeframe; Molycorp's ability to successfully integrate other acquired businesses; Molycorp's ability to maintain appropriate relations with unions and employees; Molycorp's ability to successfully implement its "mine-to-magnets" strategy; environmental laws, regulations and permits affecting Molycorp's business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by Molycorp; and uncertainties associated with unanticipated geological conditions related to mining.

For more information regarding these and other risks and uncertainties that Molycorp may face, see the section entitled "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and of the Company's Quarterly Reports on Form 10-Q. Any forward-looking statement contained in this release or the Annual Report on Form 10-K or the Quarterly Reports on Form 10-Q reflects Molycorp's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to Molycorp's operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. Molycorp assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.